SOURCE CAPITAL, INC.

RESULTS OF ANNUAL MEETING

Following is a list of matters voted upon and the results of those votes cast at the annual meeting of shareholders held May 2, 2011:

1. With respect to the election of four directors by the holders of Common Stock, $1.00 par value, and election of two directors by the holders of $2.40 Cumulative Preferred Stock, $3.00 par value:

Common
Eric S. Ende Votes For: 6,899,961 Votes Withheld: 199,398
Thomas P. Merrick Votes For: 6,898,303 Votes Withheld: 199,398
Patrick B. Purcell Votes For: 6,900,077 Votes Withheld: 199,398
David Rees Votes For: 6,928,811 Votes Withheld: 199,398

Preferred
Willard H. Altman, Jr. Votes For: 1,717,462 Votes Withheld: 15,537
Paul G. Schloemer Votes For: 1,718,822 Votes Withheld: 15,537

2. With respect to the continuation of the current Investment Advisory Agreement by the  holders of Common Stock, $1.00 par value and the holders of $2.40 Cumulative Preferred Stock,
$3.00 par value (voting together as a single class):  8,642,985 shares voted for the proposal; 93,175 shares voted against; and 103,705 shares abstained.